Advanced Emissions Solutions Reports Fourth Quarter and Full Year 2022 Results

Full year consumables revenue increased 20% driven by increased volumes and pricing initiatives
Company expects 2023 revenue of approximately $106 million
GREENWOOD VILLAGE, Colo., March 8, 2023 (GlobeNewswire) -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), a leader in environmental solutions for power generation, industrial and municipal water purification markets, today filed its Annual Report on Form 10-K and reported financial results for the quarter and year December 31, 2022.
Fourth Quarter Highlights
•Fourth quarter consumables revenue was $23.4 million compared to $23.2 million in the prior year. Full year consumables revenue increased 20% to $103.0 million.
•Fourth quarter net loss was $3.2 million compared to net income of $5.8 million in the prior year, which reflects the winddown of the Tinuum investments at the end of 2021.
•Fourth quarter Adjusted EBITDA loss was $1.2 million compared to Adjusted EBITDA of $9.1 million in the prior year.
•Cash balances as of December 31, 2022, including restricted cash, totaled $76.4 million compared to $88.8 million as of December 31, 2021.
•Subsequent to quarter end, and as previously announced, the Company completed its acquisition of the subsidiaries of Arq Limited ("Arq") to combine ADES and Arq's respective businesses on updated terms and structure.
•The Company expects its sale of Marshall Mine, LLC to Caddo Creek Resources Company, LLC to close during the first half of 2023. The sale will eliminate the Company’s existing asset retirement obligation for Marshall Mine and is likely to result in the release of a portion of the Company’s restricted cash balance.
“We delivered a solid fourth quarter of consumables sales and production at Red River which culminated in a record full year revenue performance since purchasing the activated carbon assets.” said Greg Marken, CEO of ADES. “Our full year revenue of $103.0 million increased compared to the prior year despite $14.4 million of royalties from our Tinuum investments in 2021 that did not occur in 2022. Our revenue performance was a combination of strong demand from Power Generation customers, pricing initiatives and favorable product mix changes. While our operations remain constrained by tight manufacturing capacity, sourcing of product from third-parties and the overall inflationary environment, production has been in line with our expectations and we continue to make good progress managing our inventory position. In addition, our ability to align both new and renewing contracts with current market conditions and raise our average selling price (“ASP”) is helping mitigate these headwinds.”
Marken continued, “As we enter 2023 with the Arq acquisition closed, we are eager to welcome the Arq team and complete the integration of Arq’s organization, assets and operations. We are focused on continuing to optimize the profitability of our powdered activated carbon production at Red River through high customer renewal rates and pricing initiatives, while simultaneously commencing the initial capital improvements to the Red River and Corbin plants to enable commercial scale granular activated carbon (“GAC”) production and position the Company for long-term success within the broader North American activated carbon market. These efforts will also include securing lead customers for GAC and other emerging products building the necessary sales channels for new products, as well as pursuing additional technical and commercial testing to enable opportunities to realize the full potential of the Corbin Plant. We believe these ongoing investments and efforts will lead to a more diversified commercial portfolio with a path towards improved and sustainable economic performance for our business on a long-term basis.”
Fourth Quarter 2022 Results
Fourth quarter revenues and costs of revenues were $23.4 million and $17.5 million, respectively, compared with $25.8 million and $16.9 million for the fourth quarter of 2021. The revenue decline was the result of the loss of royalty earnings from the Tinuum investments in the prior year, which was partially offset by higher sales of consumables products.
Fourth quarter other operating expenses were $9.3 million compared to $8.1 million for the fourth quarter of 2021. The increase was mainly the result of higher legal and professional fees associated with the Company’s strategic review process, which was partially offset by lower payroll and benefits expense.
Fourth quarter earnings from equity method investments were $0.3 million compared to $6.8 million in the prior year. The decrease in earnings from equity method investments is the result of all remaining invested Refined Coal facilities reaching the end of their tax credit generation period as of December 31, 2021. The Company does not expect further material contributions from its Tinuum investments.
The Company recognized income tax expense of $0.2 million for the fourth quarter of 2022 compared to income tax expense of $1.7 million for the fourth quarter of 2021.
Fourth quarter net loss was $3.2 million, or $(0.17) per diluted share, compared to net income of $5.8 million, or $0.31 per diluted share, in the prior year.
Fourth quarter Adjusted EBITDA was a loss of $1.2 million compared to Adjusted EBITDA of $9.1 million in 2021. The decline in net loss and Adjusted EBITDA was primarily the result of the decline in earnings from the Tinuum investments. See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Full Year 2022 Results
Full year revenues and costs of revenues were $103.0 million and $80.5 million, respectively, compared with $100.3 million and $65.6 million in 2021. The increase in revenue was driven by higher sales of consumables products, related to both activated carbon and chemical offerings, partially offset by a decrease in royalty earnings from Tinuum investments in the prior year.
Other operating expenses for the year totaled $34.6 million compared to $29.9 million in the prior year. The increase is primarily driven by higher strategic review and transaction related expenses in the current year, partially offset by lower payroll and benefits costs, depreciation and amortization.
Earnings from equity method investments totaled $3.5 million compared to $68.7 million in 2021. The decline was the result of all remaining invested Refined Coal facilities reaching the end of their tax credit generation period as of December 31, 2021, and the subsequent wind down of Tinuum's business.
The Company recognized $0.2 million in income tax expense compared to income tax expense of $15.7 million in 2021.
The Company recorded a net loss of $8.9 million, or $(0.48) per diluted share, during the full year compared to net income of $60.4 million, or $3.27 per diluted share in 2021.
Full year Adjusted EBITDA was $1.3 million compared to Adjusted EBITDA of $84.9 million in the prior year. The decline in net loss and Adjusted EBITDA was the result of the decline in earnings from the Tinuum investments.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Thursday, March 9, 2023. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at http://events.q4inc.com/attendee/549601614. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.
As part of the conference call, ADES will conduct a question and answer session. Investors are invited to email their questions in advance to ADES@alpha-ir.com.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide environmental solutions to customers in the power generation, industrial and municipal water purification markets.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology. We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

FluxSorb, LLC, formed in 2022, is an emerging technology company that introduces highly engineered activated carbons with a focus on the emerging remediation markets. Our vision is to partner with our customers to collaborate, develop and deploy best in class activated carbon solutions to meet even the most extreme challenges.

Arq is an environmental technology business founded in 2015 that has developed a novel process for producing specialty carbon products from coal mining waste. Arq has the technology and large-scale manufacturing facilities to produce a micro-fine hydrocarbon powder, Arq powder™, that can be used as a feedstock to produce activated carbon and as an additive for other products.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on the timing and impact of the sale of Marshall Mine, LLC, our ability to integrate Arq’s assets and operations, our ability to achieve commercial scale GAC production within the North American market, our ability to secure customers and develop sales channels for GAC products and other markets, among other matters. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: the effect of the announcement of the Arq acquisition on the Company's ability to hire key personnel; its ability to maintain relationships with customers, suppliers and others with whom it does business, or its results of operations and business generally; risks related to diverting management's attention from the Company's ongoing business operations; the ability to meet Nasdaq listing standards following the consummation of the transaction; costs related to the transaction; opportunities for additional sales of our lignite activated carbon products and end-market diversification, our ability to meet customer supply requirements, the ability to successfully integrate Arq’s business, the ability to develop and utilize Arq’s products and technology and the expected demand for those products, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which we operate; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions my also cause or results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2022	2021
ASSETS
Current assets:
Cash	$66,432	$78,753
Receivables, net	13,864	12,622
Receivables, related party	—	2,481
Inventories, net	17,828	7,850
Prepaid expenses and other current assets	7,538	6,661
Total current assets	105,662	108,367
Restricted cash, long-term	10,000	10,027
Property, plant and equipment, net of accumulated depreciation of $11,897 and $7,684, respectively	34,855	30,171
Other long-term assets, net	30,647	36,871
Total Assets	$181,164	$185,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,108	$16,486
Current portion of long-term debt	1,131	1,011
Other current liabilities	6,645	5,124
Total current liabilities	23,884	22,621
Long-term debt, net of current portion	3,450	3,152
Other long-term liabilities	13,851	12,362
Total Liabilities	41,185	38,135
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,788,319 and 23,460,212 shares issued and 19,170,173 and 18,842,066 shares outstanding at December 31, 2022 and 2021, respectively	24	23
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of December 31, 2022 and 2021, respectively	(47,692)	(47,692)
Additional paid-in capital	103,698	102,106
Retained earnings	83,949	92,864
Total stockholders’ equity	139,979	147,301
Total Liabilities and Stockholders’ equity	$181,164	$185,436

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except per share data)	2022	2021
Revenues:
Consumables	$102,987	$85,882
License royalties, related party	—	14,368
Other	—	44
Total revenues	102,987	100,294
Operating expenses:
Consumables cost of revenues, exclusive of depreciation and amortization	80,465	65,576
Payroll and benefits	10,540	11,315
Legal and professional fees	9,455	6,260
General and administrative	8,145	7,060
Depreciation, amortization, depletion and accretion	6,416	7,933
Loss (gain) on change in estimate, asset retirement obligation	34	(2,702)
Total operating expenses	115,055	95,442
Operating (loss) income	(12,068)	4,852
Other income (expense):
Earnings from equity method investments	3,541	68,726
Gain on extinguishment of debt	—	3,345
Interest expense	(336)	(1,490)
Other	155	640
Total other income	3,360	71,221
(Loss) income before income tax expense	(8,708)	76,073
Income tax expense	209	15,672
Net (loss) income	$(8,917)	$60,401
(Loss) earnings per common share (Note 1):
Basic	$(0.48)	$3.31
Diluted	$(0.48)	$3.27
Weighted-average number of common shares outstanding:
Basic	18,453	18,258
Diluted	18,453	18,461

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2022	2021
Cash flows from operating activities
Net (loss) income	$(8,917)	$60,401
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization, depletion and accretion	6,416	7,933
Earnings from equity method investments	(3,541)	(68,726)
Operating lease expense	2,709	2,038
Stock-based compensation expense	1,981	1,927
Loss (gain) on change in estimate, asset retirement obligation	34	(2,702)
Deferred income tax expense	—	10,604
Amortization of debt discount and debt issuance costs	—	945
Gain on extinguishment of debt	—	(3,345)
Other non-cash items, net	496	(209)
Changes in operating assets and liabilities:
Receivables, net	(1,312)	540
Related party receivables	2,481	972
Prepaid expenses and other current assets	(876)	(2,064)
Inventories, net	(9,686)	1,394
Other long-term assets, net	245	(4,270)
Accounts payable and accrued expenses	(911)	5,197
Other current liabilities	1,008	(8,279)
Operating lease liabilities	1,521	3,344
Other long-term liabilities	(6)	(2,645)
Distributions from equity method investees, return on investment	2,297	22,944
Net cash (used in) provided by operating activities	(6,061)	25,999
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	3,636	51,082
Acquisition of property, equipment and intangible assets, net	(8,914)	(6,201)
Mine development costs	(583)	(1,398)
Proceeds from sale of property and equipment	1,253	895
Net cash (used in) provided by investing activities	(4,608)	44,378
Cash flows from financing activities
Principal payments on term loan	—	(16,000)
Principal payments on finance lease obligations	(1,246)	(1,190)
Repurchase of shares to satisfy tax withholdings	(388)	(246)
Dividends paid	(45)	(93)
Net cash used in financing activities	(1,679)	(17,529)
(Decrease) increase in Cash and Restricted Cash	(12,348)	52,848
Cash and Restricted Cash, beginning of year	88,780	35,932
Cash and Restricted Cash, end of year	$76,432	$88,780

	Years Ended December 31,
(in thousands)	2022	2021
Supplemental disclosure of cash flow information:
Cash paid for interest	$334	$524
Cash paid for income taxes	$3	$8,882
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property and equipment under finance lease	$1,641	$—
Change in accrued purchases for property and equipment	$532	$183
Change in asset retirement obligation	$—	$121

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States ("GAAP"), we provide non-GAAP measures of certain financial performance. These non-GAAP measures include EBITDA (EBITDA Loss) and Adjusted EBITDA (EBITDA Loss). We have included these non-GAAP measures because management believes that they help to facilitate period to period comparisons of our operating results and provide useful information to both management and users of the financial statements by excluding certain expenses, gains and losses which may not be indicative of core operating results and business outlook. Management uses these non-GAAP measures in evaluating the performance of our business.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.
We define EBITDA (EBITDA Loss) as net income (loss) adjusted for the impact of the following items that are either non-cash or that we do not consider representative of our ongoing operating performance: depreciation, amortization, depletion, accretion, amortization of upfront customer consideration that was recorded as a component of the Marshall Mine Acquisition ("Upfront Customer Consideration"), interest expense, net and income tax expense. We define Adjusted EBITDA (EBITDA Loss) as EBITDA (EBITDA Loss), reduced by the non-cash impact of equity earnings from equity method investments, gain on change in estimate of asset retirement obligations and gain on extinguishment of debt, and increased by cash distributions from equity method investments, loss on early settlement of the Norit Receivable and the change in AROs as a result of a change in estimate. Because Adjusted EBITDA (EBITDA Loss) omits certain non-cash items, we believe that the measure is less susceptible to variances that affect our operating performance.
When used in conjunction with GAAP financial measures, we believe these non-GAAP measures are supplemental measures of operating performance which explain our operating performance for our period to period comparisons and against our competitors' performance. Generally, we believe these non-GAAP measures are less susceptible to variances that affect our operating performance results.
We expect the adjustments to EBITDA (EBITDA Loss) and Adjusted EBITDA (EBITDA Loss) in future periods will be generally similar. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Adjusted EBITDA Reconciliation to Net Income (Loss)
(Amounts in thousands)

	Three Months Ended December 31,		Year ended December 31,
(in thousands)	2022	2021	2022	2021
Net (loss) income	$(3,167)	$5,821	$(8,917)	$60,401
Depreciation, amortization, depletion and accretion	1,651	1,778	6,416	7,933
Amortization of Upfront Customer Consideration	127	127	508	508
Interest expense, net	(66)	(24)	97	1,164
Income tax expense	209	1,659	209	15,672
(EBITDA Loss) EBITDA	(1,246)	9,361	(1,687)	85,678
Cash distributions from equity method investees	320	7,275	5,933	74,026
Equity earnings	(319)	(6,782)	(3,541)	(68,726)
Gain on extinguishment of debt	—	—	—	(3,345)
Loss (gain) on change in estimate, asset retirement obligation	—	(760)	34	(2,702)
Loss on early settlement of Norit Receivable	—	—	535	—
Adjusted (EBITDA loss) EBITDA	$(1,245)	$9,094	$1,274	$84,931